Exhibit 10.22

Tandem Diabetes Care, Inc.

2014 Cash Bonus Plan

The Tandem Diabetes Care, Inc. 2014 Cash Bonus Plan (the “Bonus Plan”) has been designed to align plan participants with the business goals and strategies of Tandem Diabetes Care, Inc. (“Tandem” or the “Company”) and to further the objectives of the Company’s executive compensation program. This Bonus Plan is an important part of the Company’s commitment to recognizing key employees who contribute to the achievement of important Company performance goals. Specifically, the objectives of the Bonus Plan are as follows:

•	Attract, retain and reward highly skilled individuals, including executive officers, with the background and experience required for the Company’s future growth and success by providing meaningful cash incentive payments to plan participants who are in a position to contribute significantly to Company success.

•	Align the interests of plan participants with those of the Company’s stockholders by tying a meaningful portion of their total compensation opportunity to the achievement of specific Company performance objectives, such as an annual revenue target.

•	Together with base salary, long-term equity incentives and other components of compensation, create an appropriate balance of cash versus non-cash, and guaranteed versus at risk compensation opportunities.

Performance Period

The Bonus Plan is primarily intended to reward plan participants for their individual contributions to the Company’s achievement with respect to Company performance objectives for the 2014 fiscal year. However, the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) also has the discretion to consider individual or Company performance after December 31, 2014 and until the date of any actual bonus determination under the Bonus Plan in measuring performance and determining the amount of an award, if any, under the Bonus Plan.

Eligibility

Employees of the Company eligible for an award under this Bonus Plan will be limited to individuals serving as a Vice President or more senior management role within the Company, as determined by the Board of Directors or the Compensation Committee. If, following January 1, 2014, an individual is promoted or hired and becomes an eligible participant under the Bonus Plan at any time during the 2014 calendar year, then the individual will be eligible to participate under the Bonus Plan on a pro-rata basis, calculated in the reasonable discretion of the Compensation Committee, unless otherwise specifically provided by the Board of Directors or the Compensation Committee.

Bonus Opportunity

A target cash incentive amount (a “Target Bonus Amount”) for each eligible plan participant will be set as a percentage of the participant’s base salary. Cash incentives may be earned under the Bonus Plan based on the achievement of both financial performance objectives and product development objectives. The financial performance objectives will collectively represent 80% of the overall Target Bonus Amount and the product development objectives will collectively represent 20% of the overall Target Bonus Amount.

Financial Performance Objectives

The financial performance component will be based on Tandem’s total revenue for the 2014 fiscal year as compared to an annual revenue target (the “Revenue Target”), provided that Tandem also does not exceed a maximum operating loss threshold (the “Operating Loss Threshold”). The Revenue Target and Operating Loss Threshold will be established by the Board of Directors or the Compensation Committee and communicated to plan participants. In addition, the Board of Directors or Compensation Committee will have the authority to calculate the Company’s actual total revenue and operating loss amounts for purposes of the Bonus Plan in their reasonable discretion.

With respect to the financial performance component, cash incentives may be earned under the Bonus Plan based on the Company’s actual revenue as compared to the Revenue Target as follows:

•	The Company must achieve a minimum growth rate over the Company’s actual 2013 revenue, which places the Company’s revenue for 2014 at 56.5% of the Revenue Target, for any bonus to be earned under the financial performance component of the Bonus Plan.

•	If the Company’s actual revenues are between 56.5% and 100% of the Revenue Target, a bonus will be a straight-line calculation from 0% to 100% respectively, as a percentage of the individual’s Target Bonus Amount.

•	If the Company’s actual revenues are above100%, then the Bonus Plan has two levels of incremental bonus:

•	For incremental revenue above the Revenue Target and up to 120% of the Revenue Target, a bonus will be calculated proportionally as a percentage of the individual’s Target Bonus Amount multiplied by 120%.

•	For example, if the Company achieves 115% of the Revenue Target and an individual has a Target Bonus Amount of $50,000, then the individual’s actual bonus would be calculated as follows: [($50,000*100%) + ($50,000*15%*120%)]*80% = $47,200

•	For incremental revenue above 120% of the Revenue Target and up to 150% of the Revenue Target, a bonus will be calculated proportionally as a percentage of the individual’s Target Bonus Amount multiplied by 150%.

•	For example, if the Company achieves 125% of the Revenue Target and an individual has a Target Bonus Amount of $50,000, then the individual’s actual bonus would be calculated as follows: [($50,000*100%) + ($50,000*20%*120%) + ($50,000*5%*150%)]*80% = $50,800

Product Development Objectives

The product development component will be based on the achievement of specific milestones (“Product Development Milestones”) for products in development. The Product Development Milestones will be established by the Board of Directors or the Compensation Committee and communicated to plan participants and may include various product development milestones, such as the Company’s: submission of regulatory filings, successful completion of regulatory inspections and receipt of regulatory clearance for certain products under development within specified time periods.

Corporate Performance

Performance under the Bonus Plan will be determined on the basis of the Company’s achievement as compared to the Revenue Target, Operating Loss Threshold and Product Development Milestones as described above, but the Board of Directors or the Compensation Committee also retains the flexibility to consider other factors deemed appropriate in their discretion.

The Compensation Committee also retains the right, more broadly to modify and administer the Bonus Plan, as described below under “Payout and Administration”.

Award Determination

Bonus payments under the Bonus Plan, if any, will be made at the discretion of the Board of Directors or the Compensation Committee. The financial performance component and product development component of the Bonus Plan may be earned independent of one another. If the Company does not achieve either the financial performance component or the product development component of the Bonus Plan, no payouts will be made unless the Board of Directors or the Compensation Committee, in their sole discretion, determine that there are other factors that merit consideration in the determination of bonus awards, which may be determined on an individual basis.

Payout and Administration

Payment of bonuses will be made as soon as practical after the end of the plan year, but not later than March 15, 2014. Participants must be actively employed at the time of payout to be eligible for any bonus payment. Only the Board of Directors may approve a payment under this Bonus Plan to the Company’s Chief Executive Officer. The Board of Directors or the Compensation Committee may approve payments to any other eligible plan participant. The Board of Directors or the Compensation Committee can modify the Bonus Plan, including timing and form of payments, at any time in their sole discretion. Amounts payable under the Bonus Plan are intended to comply with the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and thus be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. The Board of Directors and the Compensation Committee intend to administer the Bonus Plan in a manner consistent with this rule.

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